Exhibit 99.1

N E W S    R E L E A S E

Contact:	Wendy Davis Johnson
Corporate Communications
441.278.3711 or 441.300.3719

CHIEF FINANCIAL OFFICER ROBERT P. MYRON LEAVING ARGO GROUP

HAMILTON, Bermuda (October 17, 2007) – Argo Group International Holdings, Ltd. (NasdaqGS: AGII), an international underwriter of specialty insurance and reinsurance products in niche areas of the property and casualty market, announced today that Chief Financial Officer Robert P. Myron has decided to leave the Company to pursue another business opportunity.

Mr. Myron was previously with PXRE Group Ltd. until its merger with Argonaut Group in August of this year. At PXRE, he served in a variety of capacities, including chief financial officer of PXRE Group and, prior to that, treasurer of PXRE Group. His last day with Argo Group will be Friday, Oct. 26, 2007.

“Bob played a key role in ensuring the merger between Argonaut Group and PXRE Group proceeded smoothly and efficiently,” said Argo Group President and Chief Executive Officer Mark E. Watson III. “His knowledge of and experience with the Bermuda insurance market as well as his professional expertise were invaluable during this process. We are grateful for all he contributed and wish Bob and his family well as he embarks upon a new chapter in his professional development.”

Argo Group also announced Mark W. Haushill has accepted an appointment to serve as the Interim Chief Financial Officer of Argo Group while the Company conducts a search to fill the position on a permanent basis. The Company expects to complete its search in the fourth quarter.

“Mark Haushill has served as the chief financial officer of Argonaut Group since 2001 and has a thorough understanding of all of our businesses, including the International Specialty segment,” added Mr. Watson. His willingness to accept the role of interim chief financial officer of Argo Group assures that we will have a seamless transition of Mr. Myron’s responsibilities.”

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Headquartered in Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com.

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Argo Group International Holdings, Ltd. 110 Pitts Bay Road, Pembroke, HM 08 Bermuda Phone 441.296.5858

ARGO GROUP INTERNATIONAL HOLDINGS, LTD	Page 2
Release: CFO Myron Resigning from Argo Group

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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ARGONAUT GROUP, INC 10101 Reunion Place, Suite 500, San Antonio, Texas 78216 Phone 210.321.8400